EXHIBIT 10.40
CONFIDENTIAL TREATMENT REQUESTED BY QLT INC.
Amended and Restated License Agreement
BETWEEN:
the University of British Columbia, a corporation continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of Vancouver, in the Province of British Columbia, V6T 1W5
(the “University”)
AND:
QLT Inc., a British Columbia company, having a place of business at 887 Great Northern Way, Vancouver, British Columbia, Canada, V5T 4T5
(the “Licensee”)
WHEREAS:
A. The University has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to [**] compounds, therapies and/or uses as set out on Schedules “A” and “B”, which schedules shall be updated annually;
B. The University and the Licensee have agreed that all research conducted by the University or the Licensee prior to the Commencement Date of this Agreement (as hereinafter defined) which has resulted in the invention, development and/or acquisition of the technology set out in Schedules “A” and “B” was conducted under the direction of the principal investigators, [**];
C. The technology described on Schedule “B” was invented, developed and/or acquired under the direction of [**] as a faculty member of the University together with employees of the Licensee or other third parties;
D. The University has granted to the Licensee a number of separate licenses set out on Schedule “C” (collectively, the “Existing License Agreements”) with respect to the technology identified on Schedules “A” and “B”;
E. It is the intention of the University and the Licensee to enter into this license agreement to amend and restate any and all of the Existing License Agreements on terms and conditions set out herein; and
F. The University is desirous of entering into this Agreement with the objective of furthering society’s use of its advanced technology, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution.
     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

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1. DEFINITIONS:
1.1 In this Agreement, unless a contrary intention appears, the following words and phrases shall mean:
(a)	“Accounting”: means an accounting statement setting out in detail how the amount of Revenue was determined,

(b)	“Affiliated Company” or “Affiliated Companies”: means two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned by the same person, corporation or other legal entity,

(c)	“Confidential Information”: means any part of the Information which is furnished by either party to the other and designated at that time as confidential, whether orally or in writing but excluding any part of the Information:
(i)	possessed by the Recipient prior to receipt from the Discloser, as evidenced by the Recipient’s business records;

(ii)	published or available to the general public otherwise than through a breach of this Agreement;

(iii)	obtained by the Recipient from a third party with a valid right to disclose it, provided that said third party is not known by the Recipient to be under a confidentiality obligation to the Discloser; or

(iv)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Confidential Information as evidenced by the Recipient’s business records,
(d)	“Date of Commencement” or “Commencement Date”: means this Agreement will be deemed to have come into force on the Date of Commencement which shall be the 1st day of January, [**], and shall be read and construed accordingly,

(e)	“Discloser”: means a party to this Agreement providing its Confidential Information to the other party as Recipient,

(f)	“Effective Date of Termination”: means the date on which this Agreement is terminated pursuant to Article 18,

(g)	“Improvements”: means, collectively, the QLT Improvements and the UBC Improvements,

(h)	“Information”: means any and all Technology and any and all Improvements and any and all oral, written, electronic or other communications and other information disclosed or provided by one party to the other including any and all analyses or conclusions drawn or derived therefrom regarding this Agreement and information developed or disclosed hereunder, or either party’s raw materials, processes, formulations, analytical procedures, methodologies, products, samples and specimens or functions,

(i)	“Patents”: means, collectively, the patents and patent applications listed in Schedules “A” and “B”, including any patents or patent applications that may be added to Schedules “A” and “B” from time to time, and any counterparts, Continuations-In-Part, renewals, divisionals, reissues, corresponding international patent applications, continuations and any patents resulting therefrom, and which have not yet expired or been abandoned;

(j)	“Product(s)”: means goods manufactured using the Technology or Improvements, including Visudyne;

(k)	“QLT Improvements”: means any and all patentable improvements, variations, updates, modifications, enhancements and alterations related to the Technology which are conceived, invented, developed and/or acquired by the Licensee (but not jointly by the Licensee and the University) at any time which claim priority from any of the patents or patent applications which comprise the Technology and cannot be used or practised without a licence of Technology;

(l)	“QLT New Technology”: means any new discovery or invention, whether patentable or not, which:
(i)	is conceived, invented, developed and/or acquired by the Licensee (but not jointly by the Licensee and the University), at any time, and

(ii)	is not a QLT Improvement, a UBC Improvement or UBC New Technology;
(m)	“Recipient”: means a party to this Agreement receiving Confidential Information of the other party as Discloser;

(n)	“Retirement Date” means March 31, [**];

(o)	“Revenue”: means, without duplication, all revenues, receipts, monies, and the fair market value of all other consideration received, whether by way of cash or credit or any [**] or any other licensee or party claiming a right by or through such party, from the marketing, manufacturing, sale, licensing, or distribution of the Technology, Improvements, Visudyne and/or other Products in any or all parts of the world where the Licensee is permitted by law and this Agreement to market, sell or distribute Technology, Improvements, Visudyne and/or other Products, less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:
[**].
Without limiting the generality of the foregoing, Revenue shall also include, without duplication, all initial license fee payments (or any share thereof) made to the Licensee, [**] pursuant to each sublicense agreement entered into by the Licensee relating to the Technology and any Improvements, Visudyne and/or other Products. For greater clarity, it is confirmed that Revenue shall only include [**] received by the Licensee in excess of the direct reimbursement for the actual costs (including overhead for which the Licensee has been reimbursed) of such [**] incurred by the Licensee pursuant to a written [**] agreement. Where any Revenue is derived from a country other than Canada it shall be converted to the equivalent in Canadian dollars at the rate of exchange set by the Licensee’s

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principal bank for buying such currency on the Royalty Due Dates. The amount of Canadian dollars pursuant to such conversion shall be included in the Revenue.
[**]
(p)	“Royalty Due Dates”: the last working day of March, June, September and December of each and every year during which this Agreement remains in full force and effect.

(q)	“Technology”: the Patents together with any and all compounds, knowledge, know-how and/or technique or techniques invented, developed and/or acquired, prior to the Commencement Date by: (i) the University; or (ii) jointly by the University and the Licensee; relating to the Patents, as amended from time to time, including, without limitation, all research, data, specifications, instructions, manuals, papers or other materials of any nature whatsoever, whether written or otherwise, relating to same,

(r)	“UBC Improvements”: Any and all improvements, variations, updates, modifications, enhancements and alterations related to the Technology, including all improvements, variations, updates, modifications, enhancements and alterations relating to photodynamic compounds or therapies, which are conceived, invented, developed and/or acquired solely by UBC Personnel, or by UBC Personnel jointly with the Licensee at any time after the Commencement Date, whether patentable or not,
(i)	if patentable, claim priority from any of the patents or patent applications which comprise the Technology and can not be used or practiced without a licence of Technology,

(ii)	if not patentable, which relate directly to the Technology, or

(iii)	inventions or developments by [**] relating to [**].
(s)	“UBC New Technology”: any new discovery or invention, whether patentable or not, which:
(i)	is conceived, invented, developed and/or acquired by UBC Personnel (but not jointly by the Licensee and the University) which relate to the Technology, at any time, and

(ii)	is not a UBC Improvement, a QLT Improvement, or QLT New Technology;
(t)	“UBC Personnel” shall mean all persons employed by or attending the University including without limitation, University faculty members, research associates, post-doctoral fellows, graduate students and undergraduate students and staff, [**] and, for the period prior to the Retirement Date, [**];

(u)	“UBC Trade-marks”: any mark, trade-mark, service mark, logo, insignia, seal, design, symbol, or device used by the University in any manner whatsoever; and

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(v)	“Valid Patent Claim” means a claim in any unexpired Patent which forms a part of the Technology, which:
(i)	is part of a pending application for a Patent which claim has not been held invalid; or

(ii)	has matured into an issued patent which has not been held invalid by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction.
The scope of a Valid Patent Claim shall be limited to its terms as set forth in the Patent itself or as defined by any court or appropriate body of competent jurisdiction.
(w)	“Visudyne”: [**].
2. PROPERTY RIGHTS IN AND TO THE TECHNOLOGY:
2.1 The parties hereto hereby acknowledge and agree that:
(a)	the University owns any and all right, title and interest in and to:
(i)	the Technology that was conceived, invented, developed and/or acquired solely by UBC Personnel;

(ii)	any UBC Improvements that are conceived, invented, developed and/or acquired solely by UBC Personnel; and

(iii)	any UBC New Technology;
(b)	the Licensee shall own any and all right, title and interest in and to:
(i)	the QLT Improvements; and

(ii)	the QLT New Technology.
(c)	the University and the Licensee shall jointly own any and all right, title and interest in and to:
(i)	the Technology that was conceived, invented, developed and/or acquired jointly by UBC Personnel and the Licensee; and

(ii)	any UBC Improvements that are conceived, invented, developed and/or acquired jointly by UBC Personnel and the Licensee.
2.2 The parties shall enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology, any Improvements, UBC New Technology, and QLT New Technology vest with, or remains with, the parties as set out in Article 2.1.
2.3 Not less than once per year during each and every year of the term of this Agreement, the parties shall exchange in writing the details of any and all Improvements which the University or the Licensee have developed and/or acquired during the previous twelve month period.

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3. GRANT OF LICENSE:
3.1 In consideration of the royalty payments reserved herein, and the covenants on the part of the Licensee contained herein, the University hereby grants to the Licensee an exclusive, worldwide license to use and sublicense the Technology, all UBC Improvements and to manufacture, distribute, and sell Products on the terms and conditions hereinafter set forth during the term of this Agreement (the “License Grant”).
3.2 For greater clarity it is confirmed that nothing in this Agreement, and in particular Article 3.1, shall be interpreted as granting to the Licensee any license or right to the UBC New Technology.
3.3 Subject to Article 4.1, the license granted herein is personal to the Licensee and is not granted to any Affiliated Company or Affiliated Companies.
3.4 [**]
3.5 Notwithstanding Article 3.1 herein, the parties acknowledge and agree that the University may use the Technology and Improvements without charge in any manner whatsoever for non-commercial research, scholarly publication, educational or other non-commercial use. The Licensee hereby grants to the University a worldwide, non-exclusive license to use the QLT Improvements without charge in any manner whatsoever for non-commercial research, scholarly publication, educational or other non-commercial use.
3.6 The Licensee shall give written notice to the University if its chief place of business in a jurisdiction outside British Columbia, prior to beginning business in that other jurisdiction. The inadvertent failure of the Licensee to comply with this Section 3.6 shall not give rise to a right of termination by the University under Section 18.3.
3.7 This Agreement amends and restates the Existing License Agreements. As between the University and the Licensee, the Existing License Agreements described on Schedule “C” hereto shall hereby be terminated and of no further force or effect. To the extent such Existing License Agreements have third party signatories, the University and the Licensee agree that they shall make reasonable efforts to execute, together with such third parties, a termination agreement with respect to all of the Existing License Agreements. The rights granted by the Licensee to the Technology and UBC Improvements prior to the date of execution of this Agreement are not subject to Article 4 or the other obligations to be imposed on sublicensees set out in this Agreement. Royalties and other payments paid by the Licensee to the University in respect of the Existing License Agreements prior to the Commencement Date shall be retained by the University without credit therefor hereunder, and, in respect of periods prior to the Commencement Date for which the Licensee has not yet made a royalty payment to the University pursuant to the Existing License Agreements, the Licensee shall make royalty payments in accordance with the terms of this Agreement.
4. SUBLICENSING:
4.1 The Licensee shall have the right to grant sublicenses to Affiliated Companies and other third parties with respect to the Technology and any UBC Improvements without the prior written consent of the University. The Licensee will furnish the University with a copy of each sublicense granted within 30 days after execution.
4.2 Any sublicense granted by the Licensee shall contain covenants by the sublicensee to observe and perform similar terms and conditions to those in Schedule “D” to

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this Agreement. The University acknowledges and agrees that this Section 4.2 shall not apply to the [**] dated [**] between Licensee and [**], as amended.
5. ROYALTIES:
5.1 In consideration of the license granted hereunder, the Licensee shall pay to the University a royalty as follows:
(a)	[**] of all Revenue derived from Visudyne

(b)	[**] of all Revenue derived from the Technology listed in Schedule “A” (as amended from time to time). whether or not such Revenue is also derived from Technology listed in Schedule “B”;

(c)	[**] of all Revenue derived from the Technology listed in Schedule “B” (as amended from time to time);

(d)	[**] of all Revenue derived from any UBC Improvement; and

(e)	[**] of all Revenue derived from any QLT Improvement.
For greater clarity it is confirmed that the royalty rates in paragraphs 5.1(a), (b), (c), (d) and (e) are not intended to be cumulative and that only a single royalty not less than [**], and not greater than [**], shall be payable with respect to the Revenue received or derived from any Product. For further clarity, the royalties due pursuant to paragraphs 5.1 (a), (b), (c), (d) and (e) shall be payable for so long as [**].
5.2 The royalty rates set in Article 5.1(b), (c), (d) and (e) will be reduced by up to [**] for any Product (other than Visudyne) which satisfies (and continues to satisfy) each of the following [**] conditions:
(a)	[**]
For greater certainty, notwithstanding anything in this Article 5.2, the final royalty payable by the Licensee to the University shall not be less than [**] of the Royalties determined in accordance with Article 5.1.
The royalty shall become due and payable within 60 days of each respective Royalty Due Date and shall be calculated with respect to the Revenue received by the Licensee in the three month period, immediately preceding the applicable Royalty Due Date.
5.3 All payments of royalties made by the Licensee to the University hereunder shall be made in Canadian dollars without any reduction or deduction of any nature or kind whatsoever, except as may be prescribed by law.
5.4 Visudyne and all other Products shall be deemed to have been sold and included in the Revenue by:
(a)	the Licensee when Revenue is actually received, provided that the Licensee diligently pursues same; and

(b)	any sublicensee when Revenue is reported to the Licensee by such sublicensee.

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5.5 Subject only to Articles 5.6 and 5.7, any transaction, disposition, or other dealing involving the Technology or Improvements or any part thereof between the Licensee or any sublicensee and another person that is not made at fair market value shall be deemed to have been made at fair market value, and the fair market value of that transaction, disposition, or other dealing shall be added to and deemed part of the Revenue and shall be included in the calculation of royalties under this Agreement.
5.6 No royalties will be payable on:
(a)	Products used in research, pre-clinical trials, clinical trials or for compassionate use for which the Licensee does not receive consideration;

(b)	payments made to the Licensee other than those on account of Revenue, or any amounts received by the Licensee as reimbursement for direct out of pocket expenses (including overhead for which the Licensee has been reimbursed) incurred and charged by the Licensee for further research, development or regulatory approval of the Technology, Improvements or Products;

(c)	sales among the Licensee, its Affiliates, sublicensees and sub-sublicensees or other licensees, but royalties shall be payable on all sales by the Licensee, its Affiliates, sublicensees, or sub-sublicensees to a third party (other than an Affiliate, sublicensee, sub-sublicensee or other licensee).
5.7 If at any time, and from time to time, a third party in any country shall, under the right of a [**], by a competent governmental authority, manufacture, use or sell any Product with respect to which royalties would otherwise be payable pursuant to this Agreement, then the Licensee may [**] in such country of Product to an amount [**] by said party as consideration for the [**].
6. ANNUAL LICENSE FEE:
6.1 In further consideration for the license granted hereunder, the Licensee shall pay to the University, in addition to all other amounts due under this Agreement, an annual maintenance fee of [**] (Canadian funds) payable on or before the anniversary of the Commencement Date, and annually thereafter during the term of this Agreement (the “Annual Maintenance Fee”). Neither all nor any part of the Annual Maintenance Fee paid shall be refundable to the Licensee under any circumstances.
7. PATENTS:
7.1 The parties acknowledges that the ownership of the Patents and patent applications are as set forth in Schedules “A” and “B”, notwithstanding the manner in which ownership is registered in any patent office in any jurisdiction and which Schedules shall be updated by mutual agreement not less than once a year during the term of this Agreement (the “Patent Portfolio”), which updating shall include the addition of all Improvements.
7.2 Subject to Article 7.5, the Licensee shall prudently manage the Patent Portfolio and shall take all reasonable steps as may be required to protect and preserve the Patent Portfolio. The Licensee agrees to pay all costs in relation to the management of the Patent Portfolio and any further applications made by the Licensee pursuant to Article 7.4 incurred after the date of execution of this Agreement. Without limiting the generality of the forgoing the Licensee agrees to pay for all costs with respect to the Patents, patent applications, divisionals, substitutions, continuations, continuations in part, all claims of foreign patent applications and

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any and all patents relating to the Technology and any UBC Improvements licensed hereunder, and with respect to any and all maintenance fees for any and all patents relating to the Technology and any UBC Improvements licensed hereunder.
7.3 Within 30 days of presentation of receipts and/or invoices by the University to the Licensee, the Licensee will reimburse the University for all costs incurred to date with respect to any and all patents relating to the Technology and any UBC Improvements licensed hereunder.
7.4 The Licensee shall have the right to apply for further patents in other jurisdictions, or continuations, continuations-in-part, divisions, reissues, re-examinations or extensions of the Patents, or any further applications made hereunder, in the name of the University with respect to the Technology or any UBC Improvement that may be patentable, and the Licensee shall pay all costs of applying for, registering and maintaining the same. [**]. In the event that this Agreement is terminated for any reason whatsoever, the Licensee shall pay all outstanding costs relating to such patent applications and shall direct the patent agents responsible for such patent applications to take all further instructions, if any, relating to such applications from the University.
7.5 Should the Licensee decide to:
(a)	discontinue pursuing patent protection in relation to the Patent Portfolio, or any continuation, continuation-in-part, division, re-issue, re-examination or extension of the patents in the Patent Portfolio, or

(b)	not pursue patent protection in relation to the Patents in the Patent Portfolio in any jurisdiction, or

(c)	discontinue or not pursue patent protection in relation to any further process, use or products arising out of the Technology or UBC Improvements in any jurisdiction, then the Licensee shall provide the University with a minimum of 60 days written notice of its decision to discontinue or not to pursue such patent protection (the “Discontinued Patent”) in sufficient time for the University to file a patent application, or continue pursuing an existing patent application. During the 60 day transition period, the Licensee shall be responsible for all costs of filing, prosecuting and maintaining the Patent Portfolio. After the 60 day transition period, provided that the University diligently pursues such Discontinued Patent application, or maintains any existing registration for the Discontinued Patent, the Discontinued Patent shall be excluded from the License Grant under this Agreement.
7.6 For the purposes of greater clarity, the parties agree that should the Licensee decide not to pursue patent protection in relation to the Patents in a specific jurisdiction other than the [**], for reasonable commercial reasons, this shall not invoke the provisions of Article 7.5.
7.7 The Licensee shall provide to the University once each year during the term of this Agreement a report of all patents filed and/or maintained in the preceding twelve month period relating to the Technology, UBC Improvements and QLT Improvements.
7.8 In the event of the issuance of any new patent for use of the Technology or any UBC Improvements, the Licensee shall have the right to become, and shall become the Licensee, of the same without charge, all pursuant to the terms contained herein.

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7.9 During the term of this Agreement, without the consent of the University, the Licensee shall not contest the validity or scope of any University patent including any Patent(s) in the Patent Portfolio.
7.10 The Licensee will ensure proper patent marking for all Technology and any UBC Improvements licensed hereunder and, where reasonable to do so, shall clearly mark the appropriate patent numbers on any Products made using the Technology and any UBC Improvements or any patented processes used to make such Products.
8. DISCLAIMER OF WARRANTY:
8.1 Except as expressly set out in this Agreement, the University makes no representations, conditions, or warranties, either express or implied, with respect to the Technology, or any Improvements, or any Products. Without limiting the generality of the foregoing, the University specifically disclaims any implied warranty, condition, or representation that the Technology, or any Improvements, or any Products:
(a)	shall correspond with a particular description;

(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.
The University shall not be liable for any loss, whether direct, consequential, incidental, or special which the Licensee suffers arising from any defect, error, fault, or failure to perform with respect to the Technology or any Improvements, or any Products, even if the University has been advised of the possibility of such defect, error, fault, or failure. The Licensee acknowledges that it has been advised by the University to undertake its own due diligence with respect to the Technology, and any Improvements.
8.2 The parties acknowledge and agree that the International Sale of Goods Act and the United Nations Convention on Contracts for the International Sale of Goods have no application to this Agreement.
8.3 Except as expressly set out in this Agreement, nothing in this Agreement shall be construed as:
(a)	a warranty or representation by the University as to title to the Technology and/or any Improvement, or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights,

(b)	an obligation by the University to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights, or

(c)	the conferring by the University of the right to use in advertising or publicity the name of the University or UBC Trade-marks.
8.4 Except as previously disclosed in writing by one Party to the other, the Parties warrant that, to the best of their knowledge, without making any enquiry, as of the date of execution of this Agreement, in respect of the Technology which is identified in the unmodified

Schedules “A” and “B” as of the date of execution of this Agreement, all inventors listed therein have assigned their rights in the Patents to the respective Party, and no claims have been filed and served on such party or threatened in writing in respect of the Technology.
8.5 Notwithstanding Article 8.3, in the event of an alleged infringement of the Technology or any UBC Improvements or any right with respect to the Technology or any UBC Improvements, the Licensee shall have, the right to prosecute litigation designed to enjoin infringers of the Technology or any UBC Improvements. The University agrees to provide reasonable cooperation to the Licensee, to the extent of executing all necessary documents and to vest in the Licensee the right to institute any such suits, so long as all the direct or indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by the Licensee and in such event all recoveries shall enure to the Licensee.
8.6 In the event that any complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee with respect to the use of the Technology or any UBC Improvements, or the manufacture, use or sale of any Products, the following procedure shall be adopted:
(a)	the Licensee shall promptly notify the University upon receipt of any such complaint and shall keep the University fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee,

(b)	except as provided in Article 8.5(d), all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be paid by the Licensee or any sublicensee of the Licensee, as the case may be,

(c)	solely to the extent that any final disposition of the litigation that will restrict the claims in or admit any invalidity of any Patent(s) or significantly adversely affect the University’s rights, no such disposition of the litigation shall be taken without full consultation with and approval by the University, not to be unreasonably withheld or delayed,

(d)	the University may elect to participate formally in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by the University (subject to the possibility of recovery of some or all of such additional expenses from the complainant).
9. INDEMNITY AND LIMITATION OF LIABILITY:
9.1 The Licensee hereby indemnifies, holds harmless and defends the University, its Board of Governors, officers, employees, faculty, students, invitees, and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Technology or any Improvements or any Products licensed under this Agreement by the Licensee or its sublicensees, or their customers or end-users howsoever the same may arise.
9.2 Subject to Article 9.3, the University’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect, special, or any other similar or like damage that may arise or does arise from any breaches of this Agreement by the University, its Board of Governors, officers, employees, faculty, students, or agents shall be limited to the [**].
9.3 In no event shall the University be liable for [**] arising from any breach or breaches of this Agreement.
9.4 [**]
10. PUBLICATION AND CONFIDENTIALITY:
10.1 The Discloser’s Confidential Information shall be developed, received, and used by the Recipient solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Article 10.
10.2 The Recipient shall keep and use all of the Confidential Information in confidence and will not, without the Discloser’s prior written consent, disclose any Confidential Information to any person or entity, except those of the Recipient’s officers, faculty, students, staff, employees, consultants, agents and assigns who require said Confidential Information in performing their obligations under this Agreement. The Recipient covenants and agrees that it will initiate and maintain an appropriate internal program limiting the internal distribution of the Confidential Information.
10.3 The Recipient shall not use, either directly or indirectly, any Confidential Information for any purpose other than as contemplated herein without the Discloser’s prior written consent.
10.4 In the event that the Recipient is required by judicial or administrative process to disclose any or all of the Confidential Information, the Recipient shall promptly notify the Discloser, and when available, shall allow the Discloser reasonable time to oppose such process before disclosing any Confidential Information.
10.5 Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 10 shall survive and be binding upon the Recipient, its successors and assigns.
10.6 Notwithstanding, Articles 10.1, 10.2, 10.3 and 10.8, the University shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications accounts of its research relating to the Information, provided that with respect to Confidential Information only, the Licensee shall have been furnished copies of the disclosure proposed therefor at least 30 days in advance of the date for submission of same for presentation or publication and does not within 30 days after receipt of the proposed disclosure object to such presentation or publication. Any objection to a proposed presentation or publication shall specify the portions of the presentation or publication considered objectionable (the “Objectionable Material”). Upon receipt of notification from the Licensee that any proposed publication or disclosure contains Objectionable Material, the University and the Licensee shall work together to revise the proposed publication or presentation to remove or alter the Objectionable Material in a manner acceptable to the Licensee, in which case the Licensee shall withdraw its objection. In the event that an objection is made, disclosure of the Objectionable Material shall not be made for a period of 6 months after the date the Licensee has received the proposed publication or presentation relating to the Objectionable Material. The University shall co-operate in all reasonable respects in making revisions to any proposed disclosures if considered by the Licensee to contain Objectionable Material. The University shall not be restricted from publishing or presenting the proposed

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disclosure as long as the Objectionable Material has been removed. After the 6 month period has elapsed, the University shall be free to present and/or publish the proposed publication or presentation, whether or not it contains Objectionable Material. In respect of any disclosures made pursuant to this Section, at the Licensee’s request, the Licensee’s Confidential Information shall be deleted therefrom prior to such disclosure.
10.7 The Licensee requires of the University, and the University agrees insofar as it may be permitted to do so at law, that this Agreement, and each part of it, is confidential and shall not be disclosed to third parties, as the Licensee claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective sublicensees. Notwithstanding anything contained in this Article, the parties hereto acknowledge and agree that the University may identify the title of this Agreement, the parties to this Agreement, and the names of the inventors of the Technology and any UBC Improvements.
10.8 The parties acknowledge that: (a) this Agreement is in part, a license of know-how, and (b) the definition of Confidential Information contained herein applies only to Information disclosed by one party to the other; and (c) Information regarding the Technology may have arisen at the University, and (d) the University would have no obligation of confidence in respect of such Information without this Section 10.8. Notwithstanding the definition of Confidential Information contained in this Agreement, the University shall use reasonable efforts to maintain the confidentiality of the Information arising at the University respecting the Technology and the Improvements, unless same is Information falling within the terms of Section 1.1(c)(ii) or (iii).Notwithstanding the rest of this Article 10, the Licensee’s obligations of confidence and use respecting the University’s Confidential Information are subject to the Licensee’s rights to disclose and use the Technology and UBC Improvements in the exercise of the Licensee’s rights under the License Grant in Article 3.
11. PRODUCTION AND MARKETING:
11.1 The Licensee shall not use any of the UBC Trade-marks or make reference to the University or its name in any advertising or publicity whatsoever, without the prior written consent of the University, except as required by law. Without limiting the generality of the foregoing, neither party shall issue a press release with respect to this Agreement or any activity contemplated herein without the prior review and approval of same by the other party, except as required by law. If either party is required by law to act in contravention of this Article, such party shall provide the other party with sufficient advance notice in writing to permit the other party to bring an application or other proceeding to contest the requirement.
11.2 The Licensee represents and warrants to the University that:
(a)	it has the infrastructure, expertise and resources to develop and commercialize the Technology and any UBC Improvements;

(b)	it has the infrastructure, expertise and resources to track and monitor on an ongoing basis performance under the terms of each sublicense agreement entered into by the Licensee; and

(c)	it has the infrastructure, expertise and resources to initiate and maintain an appropriate program limiting the distribution of the University’s Confidential Information, Technology and any UBC Improvements, and any related biological materials as set out in this Agreement.
11.3 Subject to the following, the Licensee shall use reasonable efforts to develop and, subject to obtaining regulatory approval, promote, market and sell Products and utilize the

Technology and any UBC Improvements and to meet or cause to be met the market demand for Products and the utilization of the Technology and any UBC Improvements on a product-by-product basis. The University acknowledges that, with respect to Visudyne and the Technology and any UBC Improvements respecting Visudyne, the Licensee shall be deemed to be making such reasonable efforts so long as Visudyne is being marketed. Without limiting the generality of the foregoing, the Licensee covenants and agrees that it shall notify the University in writing if it no longer intends to proceed with the development and commercialization of any of Product embodying any material part of the Technology or UBC Improvements (the “Non-Commercialized Technology”). Upon the University’s receipt of such written notice, the Non-Commercialized Technology shall be excluded from the License Grant under this Agreement and if jointly owned by the Licensee and the University shall be [**].
11.4 In the event that the University is of the view that the Licensee is in breach of Article 11.3, the University shall notify the Licensee in writing, specifying the portion of the Technology or UBC Improvements for which it alleges that the Licensee has not used reasonable efforts as specified in Article 11.3 (the “Disputed Technology”). The parties shall use good faith efforts to resolve the matter for a period of sixty (60) days following receipt of written notice by the Licensee. If the parties fail to resolve the matter within that time period, they shall appoint a mutually acceptable person as an independent evaluator (the “Evaluator”) to conduct the evaluation set forth in Article 11.5. In the event that the parties cannot agree on such an Evaluator, the appointing authority shall be the British Columbia International Commercial Arbitration Centre.
11.5 Unless the parties mutually agree otherwise, the following rules and procedures shall govern the conduct of the parties and the Evaluator before and during the investigation by the Evaluator:
(a)	within 30 days of the appointment of the Evaluator each party shall provide to the Evaluator and the other party copies of all documents, statements and records on which the party intends to rely in presenting its position to the Evaluator;

(b)	within 45 days of the appointment of the Evaluator the Licensee shall provide to the Evaluator and the University a written summary of its position respecting the Disputed Technology. On receipt of the Licensee’s summary the University shall have 15 days to prepare and submit to the Licensee and the Evaluator its own summary in reply to the summary submitted by the Licensee;

(c)	on receipt of the documents, statements, records and summaries submitted by the parties the Evaluator shall have 30 days within which to conduct such further inquiries as he or she may deem necessary for the purpose of reviewing the efforts made by the Licensee with respect to the Disputed Technology in compliance with the requirements of Article 11.3. For the purpose of conducting such an inquiry, the Evaluator shall have the right to:
(i)	require either party to disclose any further documents or records which the Evaluator considers to be relevant;

(ii)	interview or question either orally (or by way of written questions) one or more representatives of either party on issues deemed to be relevant by the Evaluator;

(iii)	make an “on site” inspection of the Licensee’s facilities;

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(iv)	obtain if necessary, the assistance of an independent expert to provide technical information with respect to any area in which the Evaluator does not have a specific expertise;
(d)	on completion of the Inquiry described in Article 11.5(c), the Evaluator shall within 15 days prepare a report setting out his or her findings and conclusions as to whether or not the Licensee has used reasonable efforts as specified in Article 11.3 respecting the Disputed Technology. If the Evaluator has determined that the Licensee has failed to use reasonable efforts as specified in Article 11.3 respecting the Disputed Technology, then the Evaluator shall also specify in the report his or her conclusions as to what would constitute such reasonable efforts, and the Licensee shall thereafter make the efforts so specified. If the Licensee fails to make such efforts, after notice of default provided in accordance with the terms of Article 18, then the University’s sole remedy for failure to make the efforts specified in Articles 11.3 and 11.5(d) respecting the Disputed Technology shall be, at the Licensee’s option, either:
(i)	that the Disputed Technology shall be excluded from the License Grant under this Agreement and, if owned by the Licensee, shall be assigned by the Licensee to the University without payment of any consideration by the University; or

(ii)	the remedies set out in Article 18.9 respecting the Disputed Technology.
11.6 The University may not call for more than one evaluation pursuant to Article 11.4 in any three year period. The cost of an evaluation hereunder shall be borne by the unsuccessful party.
12. ACCOUNTING RECORDS:
12.1 The Licensee shall maintain at its principal place of business, or such other place as may be most convenient, separate accounts and records of all Revenues, and all business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement, and the Licensee shall cause its sublicensees to keep similar accounts and records.
12.2 The Licensee shall deliver to the University on the date 60 days after each and every Royalty Due Date, together with the royalty payable thereunder, the Accounting and a report on all sublicensing activity, including an accounting statement setting out in detail how the amount of Revenue was determined and identifying each sublicensee and the location of the business of each sublicensee.
12.3 The calculation of royalties shall be carried out in accordance with generally accepted Canadian accounting principles (“GAAP”), or the standards and principles adopted by the U.S. Financial Accounting Standards Board (“FASB”) applied on a consistent basis.
12.4 The Licensee shall retain the accounts and records referred to in Article 12.1 above for at least [**] years after the date upon which they were made and shall permit on reasonable notice, and no more than once every year, any duly authorized representative of the University to inspect such accounts and records during normal business hours of the Licensee at the University’s expense. The Licensee shall furnish such reasonable evidence as such representative will deem necessary to verify the Accounting and will permit such representative to make copies of or extracts from such accounts, records and agreements at the University’s

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expense. If an inspection of the Licensee’s records by the University shows an under-reporting or underpayment by the Licensee of any amount to the University, in excess of [**], then the Licensee shall reimburse the University for the cost of the inspection as well as pay to the University any amount found due [**] within 30 days of notice by the University to the Licensee.
12.5 During the term of this Agreement and thereafter, the University shall use reasonable efforts to ensure that all information provided to the University or its representatives pursuant to this Article remains confidential and is treated as such by the University.
13. INSURANCE:
13.1 Unless satisfactory arrangements are made between the Licensee and the University with respect to a self-insurance program or the requirement for insurance hereunder is waived by the University sixty (60) days prior to the commencement of any human clinical trials or other Product testing involving human subjects by the Licensee or any sublicensee, the Licensee shall procure and maintain, during the term of this Agreement, the insurance outlined in Articles 13.2 and 13.3 and otherwise comply with the insurance provisions contained in Articles 13.2 and 13.3.
13.2 The Licensee shall give written notice to the University:
(a)	30 days prior to the commencement of the first of any human clinical trials involving any Product testing involving human subjects by the Licensee or any sublicensee, (“Human Clinical Trials”), and

(b)	30 days prior to the first sale of any Product by the Licensee or any sublicensee of the terms of the appropriate product liability and clinical trials insurance which it has placed. Such insurance shall in no case be less than the insurance which a reasonable and prudent businessperson carrying on a similar line of business would acquire. To the extent available to a reasonable and prudent businessperson carrying on a similar line of business: (a) this insurance shall be placed with a reputable and financially secure insurance carrier; (b) shall include the University, its Board of Governors, faculty, officers, employees, students, and agents as additional insureds; and (c) shall provide primary coverage with respect to the activities contemplated by this Agreement. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration as provided for herein.
13.3 The Licensee shall provide the University with certificates of insurance evidencing such coverage 30 days before commencement of Human Clinical Trials and 30 days prior to the sales of any Product and the Licensee covenants not to start Human Clinical Trials, unless the insurance outlined in Article 13.1 or 13.2 is in effect.
13.4 The Licensee shall require that each sublicensee under this Agreement shall either:
(a)	[**]
14. ASSIGNMENT:
14.1 Except as expressly permitted hereby, the Licensee will not assign, transfer, mortgage, charge or otherwise dispose of any or all of the rights, duties or obligations granted to it under this Agreement without the prior written consent of the University, which consent will not be unreasonably withheld. Notwithstanding the foregoing, the Licensee shall have the right to

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assign to an Affiliated Company, any entity with which it may merge or amalgamate, or an entity that acquires all or most of the assets related to the Technology, the rights granted hereunder with respect to the UBC Improvements, and/or any Products.
14.2 The University shall have the right to assign its rights, duties and obligations under this Agreement to a company or society of which it is the sole shareholder in the case of a company or of which it controls the membership, in the case of a society, in either case, if such company or society acquires all or most of the University’s assets related to the Technology and the UBC Improvements. In the event of such an assignment, the Licensee will release, remise and forever discharge the University from any and all obligations or covenants, provided however that such company or society, as the case may be, executes a written agreement which provides that such company or society shall assume all such obligations or covenants from the University and that the Licensee shall retain all rights granted to the Licensee pursuant to this Agreement.
15. GOVERNING LAW AND ARBITRATION:
15.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. Subject to Article 15.2 and 15.3, the British Columbia Supreme Court shall have exclusive jurisdiction over this Agreement.
15.2 In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof, the same shall be settled by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of arbitration shall be Vancouver, British Columbia. The language to be used in the arbitration proceedings shall be English.
15.3 Nothing in Article 15.2 shall prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.
15.4 Notwithstanding the rest of this Article 15, if a ruling by a court or arbitral authority on any dispute between the Licensee and a sublicensee, regarding the interpretation of the sublicensee’s sublicense agreement, could reasonably effect the interpretation of this Agreement, then on receipt of notice of such a dispute from the Licensee, the University may elect to apply to join in such proceeding. If:
(a)	the University is permitted to join in such proceeding it shall be bound by the decision of such court or arbitral authority, in so far as such decision reasonably effects the interpretation of this Agreement;

(b)	if the University elects not to join in such proceeding (for reasons other not being permitted to join) then the University hereby agrees to be bound by the decision of such court or arbitral authority, in so far as such decision reasonably effects the interpretation of this Agreement.

(c)	if the University is not permitted to join in such proceeding, then the University shall not be bound by the decision of such court or arbitral authority.
If the Licensee and the University retain common counsel to represent them for the purposes of any such proceeding, then the Licensee shall bear all costs of such counsel. If the University retains independent counsel, then the Licensee will bear one-half of the cost of such counsel.

16. NOTICES:
16.1 All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, or fax, all postage and other charges prepaid, at the address for such party set forth below or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or sent by fax shall be deemed to have been given or received at the time of delivery, or faxing. Any notice mailed as aforesaid shall be deemed to have been received on the expiration of five days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effected if actually received.

If to the University:	The Director
University — Industry Liaison Office
University of British Columbia
#103 — 6190 Agronomy Road
Vancouver, British Columbia
V6T 1Z3
Telephone: (604)-822-8580
Fax: (604)-822-8589

If to the Licensee:	Attention: President and Chief Executive Officer
QLT Inc.
887 Great Northern Way
Vancouver, B.C.
V5T 4T5
Telephone: (604)-707-7000
Fax: (604)-707-7001

Attention: Legal Department
QLT Inc.
887 Great Northern Way
Vancouver, B.C.
V5T 4T5
Telephone: (604)-707-7000
Fax: (604)-707-7001
17. TERM:
17.1 This Agreement and the license granted hereunder shall terminate on the expiration of a term of [**], whichever event shall last occur unless earlier terminated pursuant to Article 18 herein. Upon the later of the expiry of the term of [**], the Licensee shall thereafter have in perpetuity, a fully paid up world-wide, exclusive license to use and sublicense the Technology and UBC Improvements and to manufacture, distribute, and sell any Products, without further accounting to the University.
18. DEFAULT AND TERMINATION:
18.1 This Agreement shall automatically and immediately terminate without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purport, is commenced by or against the Licensee, provided that if such proceedings are initiated against the Licensee by a third party and are not initiated by the

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Licensee, the Licensee shall have a 60 day period following the commencement of any such proceedings to discharge such proceedings, and, if such proceedings are discharged within such period, the termination shall be of no effect.
18.2 The University may, at its option, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to the Licensee:
(a)	if any resolution is passed by the Licensee or voluntary order made or other steps taken by the Licensee for the winding up, liquidation or other termination of the existence of the Licensee other than as a result of a disposition of its substantially all of its assets to another party,

(b)	if the Licensee ceases to carry on its business other than as a result of a disposition of its substantially all of its assets to another party,

(c)	if the Licensee commits a material breach of the requirement to obtain and maintain insurance pursuant to Article 13.4,

(d)	if, as a result of the operation of Articles 11.3 or 11.5(d), no Technology or UBC Improvements remain subject to the License Grant under this Agreement
18.3 Other than as set out in Articles 18.1 and 18.2, if either party shall be in material default under or shall fail to comply with the material terms of this Agreement then the non-defaulting party shall have the right to terminate this Agreement by written notice to that effect if:
(a)	such default is reasonably curable within 30 days after receipt of notice of such default and such default or failure to comply is not cured within 30 days after receipt of written notice thereof, or

(b)	such default is not reasonably curable within 30 days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply.
18.4 If this Agreement is terminated pursuant to Article 18.1 or 18.2, or 18.3 the Licensee shall make royalty payments to the University in the manner specified in Article 5, and 6 and the University may proceed to enforce payment of all outstanding royalties or other monies owed to the University and to exercise any or all of the rights and remedies contained herein or otherwise available to the University by law or in equity, successively or concurrently at the option of the University.
18.5 Upon any termination of this Agreement, the Licensee shall:
(a)	except as required by law, deliver up to the University within a reasonable time, not to exceed six months from the Effective Date of Termination, all Technology and any UBC Improvements in its possession or control (except for a copies retained for record keeping purposes) and shall thereafter have no further right of any nature whatsoever in the Technology or any UBC Improvements.

(b)	have a reasonable time to liquidate its inventory of Products, provided that such period shall not exceed six months from the Effective Date of Termination. The Licensee shall then deliver or cause to be delivered to the University an accounting within 210 days from the Effective Date of Termination. The accounting will specify, in or on such terms as the University may in its reasonable discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Date of Termination. The Licensee will continue to make royalty payments to the University in the same manner specified in Article 5 and 6 on all unsold Products that are sold in accordance with this Article 18.5(b), notwithstanding anything contained in or any exercise of rights by the University under Article 18.5 herein.
18.6 Except as required by law, upon any termination of this Agreement, each party shall cease to use the Confidential Information of the other party, and upon written request and at the option of the other party, shall deliver or destroy (and certify the destruction) of all copies of same.
18.7 Notwithstanding the termination of this Agreement, Article 12 shall remain in full force and effect until [**] years after
(a)	all payments of royalty required to be made by the Licensee to the University under this Agreement have been made by the Licensee to the University, and

(b)	any other claim or claims of any nature or kind whatsoever of the University against the Licensee has been settled.
18.8 In the event that this Agreement is terminated, any sublicense granted by the Licensee under this Agreement shall be assigned by QLT to the University and shall remain in full force and effect between the sublicensee and the University, except that the University’s obligations thereunder shall be no greater than the University’s obligations under this Agreement. At the request of the Licensee, the University shall acknowledge to a sublicensee the University’s obligations to the sublicensee under this Section.
18.9 Except as otherwise expressly set out in this Agreement, including Articles 18.1, 18.2 and 18.3, the University and the Licensee agree that, in the event of breach of this Agreement by the Licensee, the University’s sole remedies shall be:
(a)	a judgement for payment of any and all monetary amounts that are due and owing by the Licensee to the University pursuant to this Agreement and enforcement of any such judgement;

(b)	injunctive relief to enjoin further breach of this Agreement;

(c)	specific performance by the Licensee of the Licensee’ obligations hereunder;

(d)	damages; and

(e)	recovery of costs associated with seeking and obtaining such judgement, injunctive relief, specific performance or damages.
The University may exercise the foregoing remedies concurrently.
19. MISCELLANEOUS COVENANTS OF LICENSEE:
19.1 Licensee will provide to the University such reasonable assistance, necessary background and additional information as may be required by the University in determining an equitable sharing of revenues with the inventors of the Technology.

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19.2 The Licensee hereby represents and warrants to the University that QLT Inc. is a corporations duly organized, existing, and in good standing under the laws British Columbia and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.
19.3 The Licensee represents and warrants that it has the expertise necessary to handle the Technology and any UBC Improvements with care and without danger to the Licensee, its employees, agents, or the public. The Licensee shall not accept delivery of the Technology or any UBC Improvements until it has requested and received from the University all necessary information and advice to ensure that it is capable of handling such Technology and any UBC Improvements in a safe and prudent manner.
19.4 The Licensee shall comply in all material respects with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise with respect to the Technology and any UBC Improvements and/or this Agreement.
19.5 [**]
19.6 The Licensee shall pay all taxes and any related interest or penalty howsoever designated and imposed as a result of the existence or operation of this Agreement, including, but not limited to, tax which the Licensee is required to withhold or deduct from payments to the University. The Licensee will furnish to the University such evidence as may be required by Canadian authorities to establish that any such tax has been paid. [**]
19.7 [**] to the appropriate governmental authority, and [**] with proof of payment of such income tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable [**].
19.8 The obligations of the Licensee to make all payments hereunder will be absolute and unconditional and will not except as expressly set out in this Agreement, be affected by any circumstances, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against the university, or anyone else for any reason whatsoever.
19.9 All amounts due and owing to the University hereunder but not paid by the Licensee on the due date thereof shall bear interest in Canadian dollars at the rate of [**] per annum calculated annually not in advance. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.
20. GENERAL:
20.1 On reasonable notice, the Licensee shall permit any duly authorized representative of the University during normal business hours and at the University’s sole risk and expense to enter upon and into any premises of the Licensee for the purpose of inspecting any Products and the manner of their manufacture and generally of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by the Licensee.
20.2 Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party’s name in any way not specifically authorized by this Agreement. No party shall be

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liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.
20.3 Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns.
20.4 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.
20.5 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.
20.6 Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.
20.7 The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.
20.8 In the event that any Article, part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.
20.9 The parties hereto acknowledge that the law firm of Richards Buell Sutton has acted solely for the University in connection with this Agreement and that all other parties hereto have been advised to seek independent legal advice.
20.10 Subject to Article 3.7, this Agreement sets forth the entire understanding between the parties and replaces any and all previous License Agreements regarding the Technology and Improvements between the parties to this Agreement. No modifications hereof shall be binding unless executed in writing by the parties hereto.

20.11 Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.
IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement on the 14th day of December, 2007 but effective as of the Date of Commencement.

SIGNED FOR AND ON BEHALF of
THE UNIVERSITY OF BRITISH COLUMBIA
by its duly authorized officers:

/s/ Angus Livingston Authorized Signatory

Authorized Signatory

QLT Inc.
Per:
/s/ Bob Butchofsky Authorized Signatory

/s/ Cameron Nelson Authorized Signatory

SCHEDULE “A”
DESCRIPTION OF TECHNOLOGY AND IMPROVEMENTS — [**] ROYALTIES
[**]

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SCHEDULE “B”
DESCRIPTION OF TECHNOLOGY AND IMPROVEMENTS — [**] ROYALTY
[**]

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SCHEDULE “C”
EXISTING LICENSE AGREEMENTS
[**]

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SCHEDULE “D”
SUBLICENSE TERMS
[**]

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